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                        [LETTERHEAD OF FARMERS NEW WORLD
                            LIFE INSURANCE COMPANY]


                                                                  EXHIBIT (l)(1)


April 22, 2003


Board of Directors
Farmers New World Life Insurance Company
3003 - 77th Avenue, S.E.
Mercer Island, Washington  98040

Directors:

This opinion is furnished in connection with the registration by Farmers New World Life Insurance Company ("Farmers") of a flexible premium variable life insurance policy (the "Policy") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 (File No. 333-84023) (the "Prospectus") describes the Policy. I have provided actuarial advice concerning certain aspects of the preparation of the Policy form described in Post-Effective Amendment No. 6 and exhibits thereto.

It is my professional opinion that:

1. the illustrations of cash values, Contract Values, death benefits, and/or any other values are consistent with the provisions of the Policies and Farmers New World Life Insurance Company's administrative procedures;

2. the rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, underwriting classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions except to the extent that the relationship between premiums and benefits differs reasonably by issue age, attained age, sex and underwriting class; and

3. the illustrations are based on a commonly used underwriting classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement and to the reference to my name under the heading "Experts" in the Statement of Additional Information.

Sincerely,


/s/ Ryan R. Larson
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Ryan R. Larson, FSA, MAAA
Vice President, Chief Actuary and Director
Farmers New World Life Insurance Company